FOR IMMEDIATE RELEASE

Kingstone Announces 2018 Third Quarter Financial Results

Company to Host Conference Call on November 8, 2018 at 8:30 a.m. ET

Kingston, NY — November 7, 2018 – Kingstone Companies, Inc. (Nasdaq: KINS) (the “Company” or “Kingstone”), a multi-line property and casualty insurance holding company, today announced its financial results for the quarter ended September 30, 2018.

Financial and Operational Highlights
2018 Third Quarter
(All results are compared to prior year period unless otherwise noted)
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Net income decreased 3.4% to $3.9 million or $0.36 per diluted share
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Net operating income1 decreased 9.9% to $3.7 million or $0.34 per diluted share
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Net premiums earned increased 28.0% to $27.5 million
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Direct written premiums increased 18.1%; Personal lines grew by 21.8%
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Net combined ratio of 86.0% compared to 69.8%
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Return on average common equity (annualized) of 17.5%
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Operating return on average common equity (annualized)1 of 16.2% down from 17.6%
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1 These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in Form 8-K Exhibit 99.2 “Additional Financial Information for Q3 2018”.

Quarterly Dividend of $0.10 per share
The Company announced that its Board of Directors declared a quarterly dividend of $0.10 per share payable on December 14, 2018 to stockholders of record at the close of business on November 30, 2018. This is Kingstone’s 30th consecutive quarterly dividend.

Management Commentary

Dale Thatcher, Kingstone’s Chief Operating Officer, commented, “We continued to add significant new business volume in New Jersey, Rhode Island and Massachusetts while at the same time growing our highly profitable core New York business.  Personal lines direct written premium again grew at over 20% year over year.  Although the combined ratio is substantially higher for third quarter 2018, that is more a story of how low the combined ratio was last year at 69.8%.  This year we recorded a more normal 86.0% combined ratio and an operating ROE for the quarter of 16%.  Both metrics demonstrate our continued high performance.

In addition, our expense ratio this quarter inched upward reflecting our continued investment in growth.  As we look at the cost of core operations exclusive of the new states, we continue to work hard on maintaining expense efficiencies, and we see the ratio of other underwriting expenses to direct written premium holding steady at 13.4%.  We are working hard to build an exemplary Northeast Regional carrier on our platform of historic profitability.  For the full year, we still expect to achieve a combined ratio, excluding catastrophe losses, of between an 84% and 86% and catastrophe losses of between 6 points and 7 points on the combined ratio.

Financial Highlights Table
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
($ in thousands except per share data)	2018	2017	% Change	2018	2017	% Change
Direct written premiums	$38,785	$32,840	18.1%	$107,175	$89,424	19.9%
Net written premiums	$36,102	$32,261	11.9%	$87,767	$68,723	27.7%
Net premiums earned	$27,534	$21,514	28.0%	$74,476	$54,838	35.8%
Total ceding commission revenue	$1,045	$1,718	-39.2%	$4,431	$8,208	-46.0%
Net investment income	$1,602	$1,033	55.1%	$4,543	$2,917	55.7%

U.S. GAAP Net income	$3,934	$4,074	-3.4%	$3,973	$8,055	-50.7%
U.S. GAAP Diluted EPS	$0.36	$0.38	-5.3%	$0.37	$0.77	-51.9%

Comprehensive income (loss)	$3,836	$4,389	-12.6%	$692	$9,294	-92.6%
Net operating income*	$3,656	$4,060	-10.0%	$4,193	$7,992	-47.5%
Net operating income diluted EPS*	$0.34	$0.38	-10.5%	$0.39	$0.76	-48.7%

Return on average equity (annualized)	17.5%	17.7%	-0.2 pts	5.7%	14.3%	-8.6 pts

Net loss ratio	48.3%	32.9%	15.4 pts	56.0%	41.6%	14.4 pts
Net underwriting expense ratio	37.7%	36.9%	0.8 pts	38.1%	35.2%	2.9 pts
Net combined ratio	86.0%	69.8%	16.2 pts	94.1%	76.8%	17.3 pts

Effect of catastrophes on net combined ratio	1.4 pts	0 pts	1.4 pts	8.8 pts	0 pts	8.8 pts
Net combined ratio excluding the effect
of catastrophes*	84.6%	69.8%	14.8 pts	85.3%	76.8%	8.5 pts

* These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in “Additional Financial Information for Q3 2018” (visit www.kingstonecompanies.com).

2018 Third Quarter Financial Review

Net Income:
Net income decreased by 3.4% to $3.93 million during the three month period ended September 30, 2018, compared to net income of $4.07 million in the prior year period. The decrease in net income can be attributed primarily to a 15.4 point increase in net loss ratio and a decrease in ceding commission revenue, partially offset by a 28.0% increase in net premiums earned and a reduction in corporate income tax rates.

Earnings per share (“EPS”):
Kingstone reported EPS of $0.36 per diluted share for the three months ended September 30, 2018, compared to $0.38 per diluted share for the three months ended September 30, 2017. EPS for the three month periods ended September 30, 2018 and 2017 was based on $10.79 million and $10.83 million weighted average diluted shares outstanding, respectively.

Direct Written Premiums, Net Written Premiums and Net Premiums Earned (See Definitions and Non-GAAP Measures below)
Direct written premiums for the third quarter of 2018 were $38.8 million, an increase of 18.1% from $32.8 million in the prior year period. The increase is primarily attributable to a 19.3% increase in the total number of policies in-force as of September 30, 2018 as compared to September 30, 2017.

Net written premiums increased 11.9% to $36.1 million during the three month period ended September 30, 2018 from $32.3 million in the prior year period. The increase was due to growth and the reduction of our personal lines quota share reinsurance rate to 10% on July, 1, 2018, from the prior rate of 20%. During the three month period ended September 30, 2017, we reduced our personal lines quota share reinsurance rate to 20% on July, 1, 2017, from the prior rate of 40%. Both of these quota share reductions resulted in the return of ceded unearned premiums. In the third quarter of 2018 we received $4.6 million of ceded unearned premiums compared to $7.1 million in third quarter of 2017. Excluding the one-time impact from each return of ceded unearned premiums, the increase in net written premiums was 25.6% from the prior year period.

Net premiums earned for the quarter ended September 30, 2018 increased 28.0% to $27.5 million, compared to $21.5 million in the quarter ended September 30, 2017. The increase was due to growth and the reduction of our personal lines quota share reinsurance rate to 10% on July, 1, 2018, from the prior rate of 20%.

Net Loss Ratio:
For the quarter ended September 30, 2018, the Company’s net loss ratio was 48.3% compared to 32.9% in the prior period. The increase in the third quarter 2018 net loss ratio was driven by a significantly higher impact from large claims during the quarter compared to the third quarter of 2017. The third quarter 2018 net loss ratio included 1.4 points from catastrophes, compared to none in the third quarter of 2017. Prior year loss development was favorable for the quarter, with a 0.4 point beneficial impact on the loss ratio, compared to a 0.2 point favorable impact in the prior year’s quarter.

Net Other Underwriting Expense Ratio:
For the quarter ended September 30, 2018, the net underwriting expense ratio was 37.7% as compared to 36.9% in the prior year period. The increase of 0.8 percentage points was largely due to a decrease in ceding commission revenue resulting from the reduction of our personal lines quota share reinsurance rate to 10% on July 1, 2018, from the prior rate of 20%. The change in quota share rates results in a significant decrease in ceding commission revenue and an increase in net premiums earned.

We refer to our New York business as “Core” 1 and the business in newly licensed states as “Expansion”. The inception of our Expansion business in 2017 creates a lag in net premiums earned related to that business. This lag and the changes to quota share rates distort net underwriting expense ratio comparisons between periods. Therefore, we believe that utilizing the ratio of Core other underwriting expenses1 to Core direct written premiums1 offers a more consistent comparison between periods. The Core other underwriting expense ratio excludes start-up expenses related to Expansion business. The ratio of Core other underwriting expenses to Core direct written premiums remained constant for the three months ended September 30, 2018 compared to the prior year period.

Net Combined Ratio:
Kingstone’s net combined ratio was 86.0% for the three month period ended September 30, 2018, compared to 69.8% for the prior year period.

Balance Sheet / Investment Portfolio
Kingstone’s cash and investment holdings were $196.6 million at September 30, 2018 compared to $155.7 million at September 30, 2017. The Company’s investment holdings are comprised primarily of investment grade corporate, mortgage-backed and municipal securities, with fixed income investments representing approximately 87.3% of total investments at September 30, 2018 and 89.9% at September 30, 2017. The Company’s effective duration on its fixed-income portfolio is 4.97 years.

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1 These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in “Additional Financial Information for Q3 2018” (visit www.kingstonecompanies.com).

Net investment income increased 55.1% to $1,602,000 for the third quarter of 2018 from $1,033,000 in the prior year period, largely due to an increase in invested assets.

Accumulated Other Comprehensive Income/Loss (AOCI), net of tax
As of September 30, 2018, AOCI was $(2.60) million compared to $1.31 million at September 30, 2017.
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Book Value
The Company’s book value per share at September 30, 2018 was $8.54, a decrease of 3.3% compared to $8.83 at September 30, 2017.

FOR ADDITIONAL INFORMATION PLEASE VISIT OUR WEBSITE AT WWW.KINGSTONECOMPANIES.COM.

Conference Call Details

Management will discuss the Company’s operations and financial results in a conference call on Thursday, November 8, 2018, at 8:30 a.m. ET.

The dial-in numbers are:
(877) 407-3105 (U.S.)
(201) 493-6794 (International)

Accompanying Webcast

The call will be simultaneously webcast over the Internet via the Kingstone website or by clicking on the conference call link:
Kingstone Companies Q3 2018 Earnings Call Webcast

The webcast will be archived and accessible for approximately 30 days.

Definitions and Non-GAAP Measures

Direct written premiums represents the total premiums charged on policies issued by the Company during the respective fiscal period. Net premiums written are direct written premiums less premiums ceded to reinsurers. Net premiums earned are net premiums written that are pro-rata earned during the fiscal period presented. All of the Company’s policies are written for a twelve month period. Management uses direct written premiums and net written premiums, along with other measures, to gauge the Company’s performance and evaluate results.

Core direct written premiums - represents the total premiums charged on policies issued by the Company during the respective fiscal period from its business located in New York.

Expansion direct written premiums - represents the total premiums charged on policies issued by the Company during the respective fiscal period from its business located in newly licensed states (i.e., outside New York).

Core other underwriting expenses - represents the total other underwriting expenses incurred by the Company during the respective fiscal period from its business located in New York.

Expansion other underwriting expenses - represents the total other underwriting expenses incurred by the Company during the respective fiscal period from its business located in newly licensed states (i.e., outside New York).

Net operating income - is net income exclusive of realized investment gains, net of tax. Net income is the GAAP measure most closely comparable to net operating income.

Operating return on average common equity - is net operating income divided by average common equity. Return on average common equity is the GAAP measure most closely comparable to operating return on average common equity.

Management uses net operating income and operating return on average common equity, along with other measures, to gauge the Company’s performance and evaluate results, which can be skewed when including realized investment gains, which may vary significantly between periods. Net operating income and operating return on average common equity are provided as supplemental information, are not a substitute for net income or return on average common equity and do not reflect the Company’s overall profitability or return on average common equity.

Net combined ratio excluding the effect of catastrophes - is a non-GAAP ratio, which is computed as the difference between GAAP net combined ratio and the effect of catastrophes on the net combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our business that may be obscured by catastrophe losses. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the net combined ratio. We believe it is useful for investors to evaluate this component separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the net combined ratio excluding the effect of catastrophes. The most directly comparable GAAP measure is the net combined ratio. The net combined ratio excluding the effect of catastrophes should not be considered a substitute for the net combined ratio and does not reflect the Company’s net combined ratio.
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About Kingstone Companies, Inc.
Kingstone is a property and casualty insurance holding company whose principal operating subsidiary, Kingstone Insurance Company, is domiciled in the State of New York. Kingstone is a multi-line property and casualty insurance company writing business exclusively through independent retail and wholesale agents and brokers. Kingstone is licensed to write insurance policies in New York, New Jersey, Pennsylvania, Connecticut, Massachusetts, Rhode Island, Maine, New Hampshire and Texas. Kingstone offers property and casualty insurance products to individuals and small businesses in New York, New Jersey, Rhode Island, Massachusetts and Pennsylvania.

Forward-Looking Statement
Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. For more details on factors that could affect expectations, see Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2017 under “Factors That May Affect Future Results and Financial Condition.” Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
Kingstone Companies, Inc.
Amanda M. Goldstein
Investor Relations Director
(516) 960-1319